Exhibit 10.29

NOTICE OF GRANT OF RESTRICTED SHARE UNITS

Pursuant to the terms and conditions of the SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan, attached as Appendix A (the “Plan”), and the associated Restricted Share Unit Agreement, attached as Appendix B (the “Agreement”), you are hereby granted an award to receive the number of Restricted Share Units (“RSUs”) set forth below, whereby each RSU represents the right to receive one Share, plus rights to certain dividend equivalents described in Section 3 of the Agreement, under the terms and conditions set forth below, in the Agreement, and in the Plan.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement.

Grantee:

Date of Grant:
Such date being subject to Section 9.4 of the Plan and Section 29(b) of the Agreement.

Number of RSUs:
Intended Type of Award: (X check one):
Restricted Share Unit (U.S.)

Restricted Share Unit designated as 102 Capital Gains Track Award (with Trustee) (Israel)

Restricted Share Unit designated as 102 Ordinary Income Track Award (with Trustee) (Israel)

Restricted Share Unit designated as 102 Non-Trustee Award (Israel)

The above being subject to Section 7 of the Agreement, Section 18.4 of the Plan and applicable law.

Vesting Schedule:

The RSUs granted pursuant to the Agreement will become vested and be nonforfeitable as of the following schedule: [●]; provided, that, you remain in the employ of the Company or its Subsidiaries continuously from the Date of Grant through such vesting dates.

By your electronic acceptance of this Notice of Grant of Restricted Share Unit, you and the Company hereby acknowledge receipt of the RSUs issued on the Date of Grant indicated above, which have been issued under the terms and conditions of the Plan and the Agreement.

By accepting the RSUs you acknowledge and agree that (a) you are not relying on any written or oral statement or representation by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with this Notice of Grant of Restricted Share Units and the Agreement and your receipt, holding and vesting of the RSUs, (b) in accepting the RSUs you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted, and (c) a copy of the Agreement and the Plan has been made available to you.  By accepting the RSUs you hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to your employment, your compensation or the tax effects associated with this Notice of Grant of Restricted Share Unit and the Agreement and your receipt, holding and the vesting of the RSUs.

You further acknowledge receipt of a copy of the Plan and the Agreement and agree to all of the terms and conditions of the Plan and the Agreement, which are incorporated herein by reference.

Note: Failure to acknowledge acceptance of this Notice of Grant of Restricted Share Units at the time presented to you will render this issuance invalid.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.,
a Delaware Corporation

By:
Name:
Title:

Attachments:	Non-U.S. Exhibit for Employees Located in Israel

Appendix A – SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan

Appendix B – Restricted Share Unit Agreement

NON-U.S. EXHIBIT FOR EMPLOYEES LOCATED IN ISRAEL

Notwithstanding anything to the contrary herein, the grant of RSUs (the “Award”) shall be subject to the Country-Specific Terms provided below.  The Country-Specific Terms constitute part of this Agreement and are incorporated herein by reference.  Capitalized terms used but not defined in this Exhibit are defined in the Plan or the Agreement and have the meanings set forth therein.

1.	No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Award under this Agreement, you acknowledge the following:

(a)the Plan is established voluntarily by the Company, the grant of the Award under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;

(b)the grant of the Award under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of them, even if equity awards have been granted repeatedly in the past;

(c)all decisions with respect to future grants of awards, if any, will be at the sole discretion of the Committee;

(d)you are voluntarily participating in the Plan and acknowledge you have received a copy of the Plan;

(e)the Award and any amounts payable or property transferred under the Award are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company and which are outside the scope of your employment contract, if any;

(f)the Award and any amounts payable under the Award are not to be considered part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)the Award and any amounts payable under the Award are not intended to replace any pension rights or compensation;

(h)the grant of the Award and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company;

(i)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j)you understand that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and your local currency that may affect the value of the Award or the Shares;

(k)in consideration of the grant of the Award, you shall have no rights, claim or entitlement to compensation or damages from the forfeiture of the Award or payments under the Award or diminution in the value of the Award as a result of your cessation of employment for any reason whatsoever (whether or not in breach of contract or local labor law) or notice to terminate employment having been given by either you or the Company, and you irrevocably release the Company from any such rights, entitlement or claim that may arise.  If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Notice of Grant, you shall be deemed to have irrevocably waived your entitlement to pursue such rights or claim;

(l)your termination will result in loss of any unvested rights; and

(m)it is your express wish that this Agreement, as well as any other documents relating to this Agreement, have been and shall be drawn up in the English language only.

2.

Settlement.  Notwithstanding any discretion in the Plan or anything to the contrary in this Agreement, the grant of the Award does not provide you any right to receive a cash payment, and the Award may be settled only in Shares.

3.

Tax Issues.  Under Section 102 of the Israeli Income Tax Ordinance, preferential tax rates may apply to certain types of trustee capital gains plans.  The Plan is currently approved to provide preferential tax treatment under Section 102.

Appendix A

SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan

Appendix B

Restricted Share Unit Agreement